                                                                      Exhibit 11


                        DEP CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED STATEMENTS OF
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  Years ended July 31,
                                            ------------------------------
                                              1995       1994        1993
                                            --------    -------     ------
Net income (loss)                           ($26,958)   ($3,583)    $1,170
                                            ========    =======     ======
Shares:
 Weighted average shares outstanding           6,244      6,227      6,222
 Shares issuable from assumed exercise
  of outstanding options                          --         23        145
                                            --------    -------     ------
 Adjusted weighted average shares
  outstanding                                  6,244      6,250      6,367
                                            ========    =======     ======
Income (loss) per share                       ($4.32)    ($0.57)     $0.18
                                            ========    =======     ======


Fully diluted shares are not shown because there is no difference between primary and fully diluted.